Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of July 5, 2005

by and among

ZIONS BANCORPORATION,

INDEPENDENCE MERGER COMPANY, INC.

and

AMEGY BANCORPORATION, INC.

TABLE OF CONTENTS

		Page
ARTICLE I
Definitions; Interpretation

1.01.	Definitions	1
1.02.	Interpretation	9

ARTICLE II
The Merger

2.01.	The Merger	10
2.02.	Closing	10
2.03.	Effective Time	10
2.04.	Effects of the Merger	10
2.05.	Articles of Incorporation and By-laws	10
2.06.	Boards of Directors	10

ARTICLE III
Consideration; Exchange Procedures

3.01.	Conversion or Cancellation of Shares	11
3.02.	Exchange of Old Certificates; Payment of the Consideration	15
3.03.	Adjustments to Zions Common Stock	16
3.04.	Options and Other Stock-Based Awards	16
3.05.	Dissenting Shareholders	18
3.06.	Effect on Merger Sub Common Stock	18

ARTICLE IV
Conduct of Business Pending the Merger

4.01.	Forbearances of Amegy	18
4.02.	Forbearances of Zions	21
4.03.	Coordination of Dividends.	22

ARTICLE V
Representations and Warranties

5.01.	Disclosure Schedules	22
5.02.	Standard	22
5.03.	Representations and Warranties	22
5.04.	Representations and Warranties about Merger Sub	32

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ARTICLE VI Covenants
6.01.	Reasonable Best Efforts	33
6.02.	Shareholder Approvals	33
6.03.	Filings	34
6.04.	Press Releases	36
6.05.	Access; Information	36
6.06.	Acquisition Proposals	36
6.07.	Affiliate Agreements	37
6.08.	Takeover Laws and Provisions	37
6.09.	Exchange Listing	38
6.10.	Regulatory Applications	38
6.11.	Indemnification	38
6.12.	Employee Matters	39
6.13.	Notification of Certain Matters	41
6.14.	Exemption from Liability Under Section 16(b)	41
6.15.	Certain Modifications; Restructuring	42
ARTICLE VII
Conditions to the Merger
7.01.	Conditions to Each Party’s Obligation to Effect the Merger	42
7.02.	Conditions to Amegy’s Obligation	43
7.03.	Conditions to Zions’ Obligation	43
ARTICLE VIII
Termination
8.01.	Termination by Zions or Amegy	44
8.02.	Termination by Zions.	45
8.03.	Effect of Termination and Abandonment	45
8.04.	Amegy Termination Fee	45
ARTICLE IX
Miscellaneous
9.01.	Survival	47
9.02.	Waiver; Amendment	47
9.03.	Counterparts	47
9.04.	Governing Law; Jurisdiction and Venue; Waiver of Jury Trial	47
9.05.	Expenses	47
9.06.	Notices	48
9.07.	Entire Understanding; No Third Party Beneficiaries	49
9.08.	Severability	49
9.09.	Alternative Structure	49

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Annex 1 – Form of Amegy Affiliate Letter

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AGREEMENT AND PLAN OF MERGER, dated as of July 5, 2005 (this “Agreement”), by and among Zions Bancorporation, a Utah corporation (“Zions”), Independence Merger Company, Inc., a Texas corporation (“Merger Sub”) and Amegy Bancorporation, Inc., a Texas corporation (“Amegy”).

RECITALS

A. The Proposed Transaction. The parties intend to effect a strategic business combination through the merger of Amegy with and into Merger Sub (the “Merger”), with Merger Sub the surviving corporation (the “Surviving Corporation”).

B. Board Determinations. The respective boards of directors of Zions, Merger Sub and Amegy have each determined that the Merger and the other transactions contemplated hereby are consistent with, and will further, their respective business strategies and goals, and are in the best interests of their respective stockholders and, therefore, have approved the Merger, this Agreement and the plan of merger contained in this Agreement.

C. Employment Agreements. As an inducement and condition to Zions’ willingness to enter into this Agreement, certain employees of Amegy have entered into employment agreements in form and substance reasonably acceptable to such employees and the parties hereto (collectively, the “Employment Agreements”).

D. Intended Tax Treatment. The parties intend the Merger to be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986 and the rules and regulations thereunder (the “Code”) and intend for this Agreement to constitute a “plan of reorganization” within the meaning of the Code.

NOW, THEREFORE, in consideration of the premises, and of the mutual representations, warranties, covenants and agreements contained in this Agreement, Zions and Amegy agree as follows:

ARTICLE I

DEFINITIONS; INTERPRETATION

1.01. Definitions. This Agreement uses the following definitions:

“Acquisition Proposal” means a tender or exchange offer to acquire more than 15% of the voting power in Amegy or any of its Significant Subsidiaries, a proposal for a merger, consolidation or other business combination or similar transaction involving Amegy or any of its Significant Subsidiaries or any other proposal or offer to acquire in any manner more than 15% of the voting power in, or more than 15% of the business, assets or deposits of, Amegy or any of its Significant Subsidiaries, other than the transactions contemplated hereby.

“Aggregate Cash Consideration” means $600,000,000.

“Agreement” has the meaning assigned in the preamble to this Agreement.

“Amegy” has the meaning assigned in the preamble to this Agreement.

“Amegy Affiliate” has the meaning assigned in Section 6.07.

“Amegy Bank” means Amegy Bank National Association, a wholly-owned Subsidiary of Amegy.

“Amegy Board” means the Board of Directors of Amegy.

“Amegy Common Stock” means the common stock, $1.00 par value, of Amegy.

“Amegy DRIP” means the dividend reinvestment plan of Amegy.

“Amegy Insiders” means those officers and directors of Amegy subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

“Amegy Meeting” has the meaning assigned in Section 6.02(c).

“Amegy Preferred Stock” means the preferred stock, $.01 par value, of Amegy.

“Amegy Stock” means, collectively, the Amegy Common Stock and the Amegy Preferred Stock.

“Amegy Stock Option” has the meaning assigned in Section 3.04(a).

“Amegy Stock Plans” means the 2004 Omnibus Incentive Plan, the 1996 Stock Option Plan, the 1993 Stock Option Plan, the 1989 Stock Option Plan, the Restricted Stock Plan and the Non-Employee Director Deferred Fee Plan of Amegy.

“Amegy’s Current Premium” has the meaning assigned in Section 6.11(b).

“Articles of Merger” has the meaning assigned in Section 2.03.

“Bank Secrecy Act” means the Federal Bank Secrecy Act, as amended, and its implementing regulations.

“BCA” means the Business Corporation Act of the State of Texas.

“Benefit Arrangement” means, with respect to each of Zions and Amegy, each of the following (a) under which any Employee or any of its current or former directors has any present or future right to benefits, (b) that is sponsored or maintained by it or its Subsidiaries, or (c) under which it or its Subsidiaries has had or has any present or future liability: each “employee benefit plan” (within the meaning of Section 3(3) of ERISA) and each stock purchase, stock option, equity-based grants, severance, employment, change-in-control, fringe benefit, bonus, incentive, deferred compensation, paid time off benefits and other employee benefit plan, agreement, program, policy or other arrangement (with respect to any of the preceding, whether or not subject to ERISA).

“Benefits Transition Date” has the meaning assigned in Section 6.12(a).

“BHC Act” means the Bank Holding Company Act of 1956.

“Cash Designated Shares” has the meaning assigned in Section 3.01(c)

“Cash Election Shares” has the meaning assigned in Section 3.01(c).

“Certificate of Merger” has the meaning assigned in Section 2.03.

“Change in the Amegy Recommendation” has the meaning assigned in Section 6.02(c).

“Closing” has the meaning assigned in Section 2.02.

“Closing Date” has the meaning assigned in Section 2.02.

“Code” has the meaning assigned in the Recitals.

“Confidentiality Agreement” means, collectively, those certain Confidentiality Agreements dated as of June 6, 2005 and June 20, 2005 between Zions and Amegy.

“Constituent Documents” means the charter or articles or certificate of incorporation and by-laws of a corporation or banking organization, the certificate of partnership and partnership agreement of a general or limited partnership, the certificate of formation and limited liability company agreement of a limited liability company, the trust agreement of a trust and the comparable documents of other entities.

“Covered Employees” has the meaning assigned in Section 6.12(a).

“Disclosure Schedule” has the meaning assigned in Section 5.01.

“Dissenting Shares” means shares of Amegy Common Stock the holders of which have perfected and not withdrawn or lost their right to dissent with respect to such shares under Article 5.11 of the BCA.

“Dissenting Shareholder” has the meaning assigned in Section 3.05(a).

“Effective Time” has the meaning assigned in Section 2.03.

“Election Deadline” has the meaning assigned in Section 3.01(c).

“Election Form” has the meaning assigned in Section 3.01(c).

“Election Form Record Date” has the meaning assigned in Section 3.01(c).

“Employees” means current and former employees of each of Zions and Amegy, as the context requires.

“Employment Agreements” has the meaning assigned in the Recitals.

“Environmental Laws” means the statutes, rules, regulations, ordinances, codes, orders, decrees, and any other laws (including common law) of any foreign, federal, state, local, and any other governmental authority, regulating, relating to or imposing liability or standards of conduct concerning pollution, or protection of human health and safety or of the environment, as in effect on or prior to the date of this Agreement.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning assigned in Section 5.03(m).

“Exception Shares” means, collectively, shares of Amegy Common Stock (i) owned or held, other than in a bona fide fiduciary or agency capacity or in satisfaction of a debt previously contracted in good faith, by Amegy or by Zions or their respective Subsidiaries and (ii) Dissenting Shares.

“Exchange Act” means the Securities Exchange Act of 1934 and the rules and regulations thereunder.

“Exchange Agent” has the meaning assigned in Section 3.02(a).

“Exchange Ratio” means the quotient, rounded to the nearest one ten-thousandth, of (a) the Per Share Consideration divided by (b) the Zions Share Price.

“GAAP” means United States generally accepted accounting principles.

“Governmental Authority” means any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, or any industry self-regulatory authority.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules and regulations thereunder.

“Indemnified Party” has the meaning assigned in Section 6.11(a).

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Mailing Date” has the meaning assigned in Section 3.01(c).

“Material Adverse Effect” means, with respect to Zions or Amegy, any effect that

(a) is material and adverse to the financial condition, results of operations or business of Zions and its Subsidiaries, taken as a whole, or Amegy and its Subsidiaries, taken as a whole, respectively, excluding the impact of (1) changes in banking and other laws of general applicability or changes in the interpretation thereof by Governmental

Authorities, (2) changes in GAAP or regulatory accounting requirements applicable to U.S. banking or financial services organizations generally, (3) changes in prevailing interest rates or other general economic conditions affecting U.S. banking or financial services organizations generally, except for a change which would have, or would be reasonably likely to have, a material adverse effect on Zions and its Subsidiaries, taken as a whole, or Amegy and its Subsidiaries, taken as a whole, which is disproportionate relative to the effect on similar financial institutions in the United States generally, (4) actions or omissions of a party to this Agreement required by this Agreement or taken with the prior written consent of the other party to this Agreement, in contemplation of the transactions contemplated hereby, (5) to the extent consistent with GAAP, any modifications or changes to asset, liability or valuation policies or practices or restructuring charges in connection with the Merger, and (6) any expenses incurred in connection with this Agreement or the transactions contemplated hereby; or

(b) would materially impair the ability of Zions or Amegy, respectively, to perform its obligations under this Agreement or to consummate the transactions contemplated hereby on a timely basis.

“Materials of Environmental Concern” means any hazardous or toxic substances, materials, wastes, pollutants, or contaminants, including without limitation those defined or regulated as such under any Environmental Law, and any other substance the presence of which may give rise to liability under Environmental Law.

“Merger” has the meaning assigned in the Recitals.

“Merger Sub” has the meaning assigned in the Recitals.

“Merger Sub Articles” means the Articles of Incorporation of Merger Sub.

“Merger Sub By-laws” means the Bylaws of Merger Sub.

“Merger Sub Common Stock” means the common stock, par value $0.01 share, of Merger Sub.

“NASDAQ” means The Nasdaq Stock Market, Inc.

“New Certificates” has the meaning assigned in Section 3.02(a).

“New Option” has the meaning assigned in Section 3.04(a).

“No Election Shares” has the meaning assigned in Section 3.01(c).

“Old Certificate” has the meaning assigned in Section 3.01(b).

“Old Share” has the meaning assigned in Section 3.01(b).

“party” means Zions, Merger Sub or Amegy.

“Patriot Act” means the USA PATRIOT ACT of 2001 and the regulations promulgated thereunder.

“Pension Plan” has the meaning assigned in Section 5.03(m).

“Per Share Cash Consideration” has the meaning assigned in Section 3.01(a).

“Per Share Consideration” means the sum, rounded to the nearest whole cent, of (a) $8.50 plus (b) the product, rounded to the nearest one ten-thousandth, of 0.2020 times the Zions Share Price.

“Per Share Stock Consideration” means the number of shares of Zions Common Stock (together with the appropriate number of attached Zions Rights) equal to the Exchange Ratio.

“person” is to be interpreted broadly to include any individual, savings association, bank, trust company, corporation, limited liability company, partnership, association, joint-stock company, business trust or unincorporated organization.

“Phantom Units” has the meaning assigned in Section 3.04(c).

“Previously Disclosed” means information set forth by a party in the applicable paragraph of its Disclosure Schedule, or any other paragraph of its Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of its Disclosure Schedule is also applicable to the Section of this Agreement in question).

“Proxy Statement” has the meaning assigned in Section 6.03(a).

“Registration Statement” has the meaning assigned in Section 6.03(a).

“Regulatory Filings” has the meaning assigned in Section 5.03(h).

“Representatives” means, with respect to any person, such person’s directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

“Requisite Regulatory Approvals” has the meaning assigned in Section 6.10(a).

“Rights” means, with respect to any person, securities or obligations convertible into or exercisable or exchangeable for, or giving any other person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such first person.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002 and the rules and regulations thereunder.

“SEC” means the United States Securities and Exchange Commission.

“Secretary of State (TX)” means the Secretary of State of the State of Texas.

“Section 16 Information” means information regarding the Amegy Insiders, including the number of shares of Amegy Common Stock held or to be held by a Amegy Insider expected to be exchanged for Zions Common Stock in the Merger, and the number and description of the options to purchase shares of Amegy Common Stock held by a Amegy Insider and expected to be converted into options to purchase shares of Zions Common Stock in connection with the Merger.

“Securities Act” means the Securities Act of 1933 and the rules and regulations thereunder.

“Special Dividend” has the meaning assigned in Section 4.01(d).

“Stock Designated Shares” has the meaning assigned in Section 3.01(c).

“Stock Election Shares” has the meaning assigned in Section 3.01(c).

“Subsidiary” and “Significant Subsidiary” have the meanings ascribed to those terms in Rule 1-02 of Regulation S-X promulgated by the SEC.

“Superior Proposal” means a bona fide and unsolicited written Acquisition Proposal which the Amegy Board concludes in good faith to be (i) more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby, (ii) fully financed or reasonably capable of being fully financed, (iii) reasonably likely to obtain all required governmental approvals on a reasonably timely basis and (iv) otherwise reasonably capable of being completed on the terms proposed, such conclusion to be reached after (1) receiving the advice of its financial advisors (which shall be a nationally recognized investment banking firm), (2) taking into account the likelihood of consummation of the proposed transaction on the terms set forth therein (as compared to, and with due regard for, the terms herein) and (3) taking into account all legal (with the advice of outside counsel), financial (including the financing terms of any such proposal and any break-up fees or expense reimbursement provisions in any such proposal and in this Agreement), regulatory (including the advice of outside counsel regarding the potential for prompt regulatory approval of any such proposal) and other aspects of such proposal and any other relevant factors permitted under applicable law; provided that for purposes of the definition of “Superior Proposal”, the references to “more than 15%” in the definition of Acquisition Proposal shall be deemed to be references to “a majority.”

“Surviving Corporation” has the meaning assigned in the Recitals.

“Takeover Laws” has the meaning assigned in Section 5.03(p).

“Takeover Provisions” has the meaning assigned in Section 5.03(p).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Time. For purposes of this Agreement, “Taxes” also includes any obligations under any agreements or arrangements with any person with respect to the liability for, or sharing of, Taxes (including pursuant to section 1.1502-6 of the Treasury Regulations or comparable provisions of state, local or foreign tax law) and including any liability for Taxes as a transferee or successor, by contract or otherwise.

“Tax Returns” means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

“Termination Fee” has the meaning assigned in Section 8.04(a).

“Unvested Restricted Stock” has the meaning assigned in Section 3.04(d).

“Zions” has the meaning assigned in the preamble to this Agreement.

“Zions Board” means the Board of Directors of Zions.

“Zions Common Stock” means the common stock, without par value, of Zions.

“Zions DRIP” means the Zions Dividend Reinvestment and Common Stock Purchase Plan.

“Zions Preferred Stock” means the Preferred Stock, without par value, of Zions.

“Zions Rights” means rights to purchase shares of Zions Stock issued under the Zions Rights Agreement.

“Zions Rights Agreement” means the Shareholder Protection Rights Agreement, dated as of September 7, 1997, between Zions and Zions First National Bank, as Rights Agent.

“Zions Share Price” means the average of the closing sale prices of one share of Zions Common Stock for the ten trading days immediately preceding the Closing Date on the NASDAQ as reported by The Wall Street Journal, rounded to four decimal places.

“Zions Stock” means, collectively, the Zions Common Stock and the Zions Preferred Stock.

“Zions Stock Option” means an outstanding and unexercised option held by a director or employee of Zions to purchase Zions Common Stock.

“Zions Stock Plans” means the Zions 2005 Stock Option and Incentive Plan, the Amended and Restated Zions Key Employee Incentive Stock Option Plan, the Amended and Restated Zions 1996 Non-Employee Directors Stock Option Plan and the Zions 1998 Non-Qualified Stock Option and Incentive Plan.

1.02. Interpretation. (a) In this Agreement, except as context may otherwise require, references:

(1) to the Preamble, Recitals, Sections, Annexes or Schedules are to the Preamble to, a Recital or Section of, or Annex or Schedule to, this Agreement;

(2) to this Agreement are to this Agreement, and the Annexes and Schedules to it, taken as a whole;

(3) to any agreement (including this Agreement), contract, statute or regulation are to the agreement, contract, statute or regulation as amended, modified, supplemented, restated or replaced from time to time (in the case of an agreement or contract, to the extent permitted by the terms thereof); and to any Section of any statute or regulation include any successor to the section;

(4) to the “transactions contemplated hereby” includes the transactions provided for in this Agreement and the Annexes to it;

(5) to any Governmental Authority include any successor to that Governmental Authority; and

(6) to the date of this Agreement are to July 5, 2005.

(b) The table of contents and article and Section headings are for reference purposes only and do not limit or otherwise affect any of the substance of this Agreement.

(c) The words “include,” “includes” or “including” are to be deemed followed by the words “without limitation.”

(d) The words “herein,” “hereof” or “hereunder,” and similar terms are to be deemed to refer to this Agreement as a whole and not to any specific Section.

(e) This Agreement is the product of negotiation by the parties, having the assistance of counsel and other advisers. The parties intend that this Agreement not be construed more strictly with regard to one party than with regard to the other.

(f) No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action, to the extent such action or omission would violate applicable law (including statutory and common law), rule or regulation.

ARTICLE II

THE MERGER

2.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, Amegy will merge with and into Merger Sub at the Effective Time. At the Effective Time, the separate corporate existence of Amegy will terminate. Merger Sub will be the Surviving Corporation, and will continue its corporate existence under the laws of the State of Texas.

2.02. Closing. The closing of the Merger (the “Closing”) will take place in the offices of Sullivan & Cromwell LLP, 125 Broad Street, New York, New York, at 10:00 a.m. on the third business day (unless the parties agree to another time or date) after satisfaction or waiver of the conditions set forth in Article VII, other than those conditions that by their nature are to be satisfied at the Closing, but subject to the fulfillment or waiver of those conditions (the “Closing Date”).

2.03. Effective Time. Subject to the provisions of this Agreement, in connection with the Closing Merger Sub will duly execute and deliver articles of merger (the “Articles of Merger”) to the Secretary of State (TX) for filing under Article 5.04 of the BCA. The parties will make all other filings or recordings required under the BCA, and the Merger will become effective when the Articles of Merger are filed in the office of the Secretary of State (TX) and a certificate of merger (the “Certificate of Merger”) is issued by the office of the Secretary of State (TX) pursuant to Article 5.05 of the BCA, or at such later date or time as Zions and Amegy agree and specify in the Articles of Merger (the time the Merger becomes effective being the “Effective Time”).

2.04. Effects of the Merger. The Merger will have the effects prescribed by the BCA and other applicable law.

2.05. Articles of Incorporation and By-laws. (a) The Merger Sub Articles, as in effect immediately before the Effective Time, will be the articles of incorporation of the Surviving Corporation as of the Effective Time, except for Article One thereof which shall be amended to read as follows “The name of this corporation is Amegy Corporation.”

(b) The Merger Sub By-laws, as in effect immediately before the Effective Time, will be the by-laws of the Surviving Corporation as of the Effective Time.

2.06. Boards of Directors. Zions agrees that:

(1) at the Effective Time, the number of directors comprising the Zions Board will be increased by one and the resulting vacancy will be filled by a person currently serving as an independent director of Amegy. At the next annual meeting of the shareholders of Zions, such director will be nominated by the Zions Board for election for a full term as a director of Zions; and

(2) Amegy Bank will have a board of directors for at least three years after the Effective Time that would include all of the members who are individuals currently serving on the Amegy Board and include one or two Zions management members; provided, however, that nothing herein shall limit the right of Zions to elect additional directors to such Board or to increase the size of such Board or both.

ARTICLE III

CONSIDERATION; EXCHANGE PROCEDURES

3.01. Conversion or Cancellation of Shares. At the Effective Time, by virtue of the Merger and without any action on the part of any shareholder:

(a) Amegy Common Stock. Each share of Amegy Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, shall be converted into and constitute the right to receive, at the election of the holder thereof as provided in and subject to the provisions of Section 3.01(c) and Section 3.01(d), either (i) the Per Share Stock Consideration or (ii) cash in the amount equal to the Per Share Consideration (the “Per Share Cash Consideration”). The calculations required by this Section 3.01(a) shall be prepared jointly by Zions and Amegy prior to the Closing Date.

(b) Rights as Shareholders; Stock Transfers. Each Exception Share shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor except as provided in Section 3.05. Each share of Amegy Common Stock issued and outstanding immediately prior to the Effective Time, other than Exception Shares, is hereinafter defined as an “Old Share.” Old Shares shall cease to be outstanding, shall be canceled and retired and shall cease to exist, and each holder of a certificate (an “Old Certificate”) formerly representing Old Shares shall thereafter cease to have any rights with respect to such shares, except the right to receive, as applicable, without interest, upon exchange of such Old Certificate in accordance with this Article III (i) any dividends with respect to Amegy Common Stock with a record date prior to the Effective Time but unpaid as of the Effective Time and (ii) the consideration to which he or she may be entitled pursuant to this Article III.

(c) Election Procedures. (1) An election form and other appropriate and customary transmittal materials in such form as Zions and Amegy shall mutually agree (the “Election Form”) shall be mailed thirty-five days prior to the anticipated Closing Date or on such other date as Amegy and Zions shall mutually agree (the “Mailing Date”) to each holder of record of Amegy Common Stock as of the close of business on the fifth business day prior to the Mailing Date (the “Election Form Record Date”).

(2) Each Election Form shall permit the holder (or the beneficial owner through appropriate and customary documentation and instructions) to specify (A) the number of shares of such holder’s Amegy Common Stock with respect to which such holder elects to receive the Per Share Stock Consideration (“Stock Election Shares”), (B) the number of shares of such holder’s Amegy Common Stock with respect to which such holder elects to receive the Per Share Cash Consideration (“Cash Election Shares”) or (C) that such holder makes no election with respect to such holder’s Amegy Common Stock (“No Election Shares”). Any Amegy Common Stock with respect to which the Exchange Agent has not received an effective, properly completed Election Form on or before 5:00 p.m., on the 30th day following the Mailing Date (or such other time and date as Zions and Amegy may mutually agree) (the “Election Deadline”) shall also be deemed to be No Election Shares.

(3) Zions shall make available one or more Election Forms as may reasonably be requested from time to time by any person who becomes a holder (or beneficial owner) of Amegy Common Stock between the Election Form Record Date and the close of business on the business day prior to the Election Deadline, and Amegy shall provide to the Exchange Agent all information reasonably necessary for it to perform as specified herein.

(4) Any such election shall have been properly made only if the Exchange Agent shall have actually received a properly completed Election Form by the Election Deadline. An Election Form shall be deemed properly completed only if accompanied by one or more Old Certificates (or customary affidavits and indemnification regarding the loss or destruction of such certificates or the guaranteed delivery of such certificates) representing all shares of Amegy Common Stock covered by such Election Form, together with duly executed transmittal materials included in the Election Form. Any Election Form may be revoked or changed by the person submitting such Election Form, only by written notice received by the Exchange Agent prior to the Election Deadline. In the event an Election Form is revoked prior to the Election Deadline, unless a subsequent properly completed Election Form is submitted and actually received by the Exchange Agent by the Election Deadline, the shares of Amegy Common Stock represented by such Election Form shall become No Election Shares and Zions shall cause the Old Certificates to be promptly returned without charge to the person submitting the Election Form upon written request to that effect from the holder who submitted the Election Form. Subject to the terms of this Agreement and of the Election Form, the Exchange Agent shall have reasonable discretion to determine whether any election, revocation or change has been properly or timely made and to disregard immaterial defects in the Election Forms, and any good faith decisions of Zions regarding such matters shall be binding and conclusive. Neither Zions nor the Exchange Agent shall be under any obligation to notify any person of any defect in an Election Form.

(5) Within ten business days after the Effective Time, Zions shall cause the Exchange Agent to effect the allocation among the holders of Amegy Common Stock of rights to receive Zions Common Stock or cash in the Merger in accordance with the Election Forms as follows:

(A) Cash Oversubscribed. If the aggregate cash amount that would otherwise be paid upon the conversion in the Merger of the Cash Election Shares (which, for this purpose, shall be deemed to include the amount of cash that may be payable to Dissenting Shareholders determined as of the Effective Time (assuming that all shares of Amegy Common Stock held by such shareholders are to be paid in cash an amount equal to the Per Share Consideration)) is greater than the Aggregate Cash Consideration, then:

(I) all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration,

(II) the Exchange Agent shall then select from among the Cash Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Stock Consideration (“Stock Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Aggregate Cash Consideration, and all Stock Designated Shares shall be converted into the right to receive the Per Share Stock Consideration, and

(III) the Cash Election Shares that are not Stock Designated Shares will be converted into the right to receive the Per Share Cash Consideration.

(B) Cash Undersubscribed. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares (which, for this purpose, shall be deemed to include the amount of cash that may be payable to Dissenting Shareholders determined as of the Effective Time (assuming that all shares of Amegy Common Stock held by such shareholders are to be paid in cash an amount equal to the Per Share Consideration)) is less than the Aggregate Cash Consideration, then:

(I) all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration,

(II) the Exchange Agent shall then select first from among the No Election Shares, by a random selection process, and then (if necessary) from among the Stock

Election Shares, by a pro rata selection process, a sufficient number of shares to receive the Per Share Cash Consideration (“Cash Designated Shares”) such that the aggregate cash amount that will be paid in the Merger equals as closely as practicable the Aggregate Cash Consideration, and all Cash Designated Shares shall be converted into the right to receive the Per Share Cash Consideration, and

(III) the Stock Election Shares and the No Election shares that are not Cash Designated Shares shall be converted into the right to receive the Per Share Stock Consideration.

(C) Cash Subscriptions Sufficient. If the aggregate cash amount that would be paid upon conversion in the Merger of the Cash Election Shares (which, for this purpose, shall be deemed to include the amount of cash that may be payable to Dissenting Shareholders determined as of the Effective Time (assuming that all shares of Amegy Common Stock held by such shareholders are to be paid in cash an amount equal to the Per Share Consideration)) is equal or nearly equal (as determined by the Exchange Agent) to the Aggregate Cash Consideration, then subparagraphs (A) and (B) above shall not apply and all Cash Election Shares shall be converted into the right to receive the Per Share Cash Consideration and all Stock Election Shares and No Election Shares shall be converted into the right to receive the Per Share Stock Consideration.

The pro rata selection process to be used by the Exchange Agent shall consist of such equitable pro ration processes as shall be mutually determined by Zions and Amegy.

(6) Notwithstanding any other provision of this Agreement to the contrary, a sufficient number of Cash Election Shares may be converted into the right to receive Per Share Stock Consideration, but only to the extent necessary, to secure the tax opinions required by Sections 7.02(c) and 7.03(c).

(d) No Fractional Shares. Notwithstanding any other provision of this Agreement, neither certificates nor scrip for fractional shares of Zions Common Stock shall be issued in the Merger. Each holder who otherwise would have been entitled to a fraction of a share of Zions Common Stock shall receive in lieu thereof cash (without interest) in an amount determined by multiplying the fractional share interest to which such holder would otherwise be entitled (after taking into account all shares of Amegy Common Stock owned by such holder at the Effective Time) by the Zions Share Price. No such holder shall be entitled to dividends, voting rights or any other rights in respect of any fractional share.

3.02. Exchange of Old Certificates; Payment of the Consideration.

(a) Appointment of Exchange Agent. Until the first anniversary of the Effective Time, Zions shall make available on a timely basis or cause to be made available to an exchange agent agreed upon by Zions and Amegy (the “Exchange Agent”) (1) cash in an amount sufficient to allow the Exchange Agent to make all payments that may be required pursuant to this Article III and (2) certificates, or at Zions’ option, evidence of shares in book entry form, representing the shares of Zions Common Stock (“New Certificates”), each to be given to the holders of Amegy Common Stock in exchange for Old Certificates pursuant to this Article III. Upon such anniversary, any such cash or New Certificates remaining in the possession of the Exchange Agent (together with any earnings in respect thereof) shall be delivered to Zions. Any holder of Old Certificates who has not theretofore exchanged his or her Old Certificates pursuant to this Article III shall thereafter be entitled to look exclusively to Zions, and only as a general creditor thereof, for the consideration to which he or she may be entitled upon exchange of such Old Certificates pursuant to this Article III. Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any holder of Old Certificates for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

(b) Exchange Procedures. Promptly after the Effective Time, but in no event later than ten days thereafter, Zions shall cause the Exchange Agent to mail or deliver to each person who was, immediately prior to the Effective Time, a holder of record of Amegy Common Stock and who theretofore has not submitted such holder’s Old Certificates with an Election Form, a form of letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to Old Certificates shall pass, only upon proper delivery of such certificates to the Exchange Agent) containing instructions for use in effecting the surrender of Old Certificates in exchange for the consideration to which such person may be entitled pursuant to this Article III. After completion of the allocation procedure set forth in Section 3.01(c) and upon surrender to the Exchange Agent of an Old Certificate for cancellation together with such letter of transmittal or Election Form, as the case may be, duly executed and completed in accordance with the instructions thereto, the holder of such Old Certificate shall promptly be provided in exchange therefor, but in no event later than ten business days after due surrender, a New Certificate and/or a check in the amount to which such holder is entitled pursuant to this Article III, and the Old Certificate so surrendered shall forthwith be canceled. No interest will accrue or be paid with respect to any property to be delivered upon surrender of Old Certificates.

(c) Transfer to Holder other than Existing Holder. If any cash payment is to be made in a name other than that in which the Old Certificate surrendered in exchange therefor is registered, it shall be a condition of such exchange that the person requesting such exchange shall pay any transfer or other taxes required by reason of the making of such payment of the Per Share Cash Consideration in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable. If any

New Certificate representing shares of Zions Common Stock is to be issued in the name of other than the registered holder of the Old Certificate surrendered in exchange therefor, it shall be a condition of the issuance thereof that the Old Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of Zions Common Stock in a name other than that of the registered holder of the Old Certificate surrendered, or required for any other reason relating to such holder or requesting person, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d) Dividends. No dividends or other distributions with a record date after the Effective Time with respect to Zions Common Stock shall be paid to the holder of any unsurrendered Old Certificate until the holder thereof shall surrender such Old Certificate in accordance with this Article III. After the surrender of an Old Certificate in accordance with this Article III, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Zions Common Stock represented by the New Certificate.

(e) Transfers. At or after the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of Old Shares.

(f) Lost, Stolen or Destroyed Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Old Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation or the Exchange Agent, the posting by such person of a bond in such reasonable amount as the Surviving Corporation or the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such Old Certificate, the Surviving Corporation or the Exchange Agent shall, in exchange for such lost, stolen or destroyed Old Certificate, pay or cause to be paid the consideration deliverable in respect of the Old Shares formerly represented by such Old Certificate pursuant to this Article III.

3.03. Adjustments to Zions Common Stock. If Zions changes (or Zions’ Board of Directors sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of Zions Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio will be adjusted proportionately to account for such change.

3.04. Options and Other Stock-Based Awards.

(a) At the Effective Time, by virtue of the Merger and without any action on the part of any holder of any outstanding option to purchase shares of Amegy Common Stock, whether vested or unvested, exercisable or unexercisable (each, an “Amegy Stock

Option”), each Amegy Stock Option that is outstanding and unexercised, whether vested or unvested, immediately prior thereto shall be deemed to constitute an option (a “New Option”) to purchase, on the same terms and conditions as were applicable under the terms of the stock option plan under which the Amegy Stock Option was granted, such number of shares of Zions Common Stock and at such an exercise price per share determined as follows:

(1) Number of Shares. The number of shares of Zions Common Stock subject to a New Option shall be equal to the product of (I) the number of shares of Amegy Common Stock purchasable upon exercise of the Amegy Stock Option and (II) the Exchange Ratio, the product being rounded down to the nearest whole share; and

(2) Exercise Price. The exercise price per share of Zions Common Stock purchasable upon exercise of a New Option shall be equal to (I) the exercise price per share of Amegy Common Stock under the Amegy Stock Option divided by (II) the Exchange Ratio, the quotient being rounded up to the nearest cent.

With respect to any such Amegy Stock Options that are “incentive stock options” (as defined in Section 422(b) of the Code) the foregoing adjustments shall be effected in a manner consistent with Section 424(a) of the Code and the regulations promulgated thereunder. Prior to the Effective Time, Amegy, or its Board of Directors or an appropriate committee thereof, will take all action necessary on its part to give effect to the provisions of this Section 3.04(a) and shall take such other actions reasonably requested by Zions to give effect to the foregoing.

(b) Prior to the Effective Time, Zions shall take all corporate action necessary to reserve for future issuance a sufficient additional number of shares of Zions Common Stock to provide for the satisfaction of its obligations, if any, with respect to the New Options. As soon as practicable following the Effective Time, Zions shall file a registration statement on Form S-8 (or any successor or other appropriate form) with respect to the Zions Common Stock issuable upon exercise of the New Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement (and to maintain the current status of the prospectus or prospectuses contained therein) for so long as such New Options remain outstanding.

(c) At the Effective Time, each phantom stock unit under the Amegy Non-Employee Director Deferred Fee Plan (the “Phantom Units”) shall be deemed to be converted into the right to acquire the number of shares of Zions Common Stock equal to the product (rounded to the nearest whole number) of (x) the number of shares of Amegy Common Stock subject to such Phantom Units immediately prior to the Effective Time and (y) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each Phantom Unit shall otherwise be subject to the same terms and conditions as were applicable to such units immediately prior to the Effective Time.

(d) Prior to the Effective Time, Amegy shall take all action necessary, including any action reasonably requested by Zions, to cause each share of Amegy restricted Common Stock under the Amegy Stock Plans which is outstanding as of the Effective Time and which is unvested as of such time, (the “Unvested Restricted Stock”) to be converted into the number of shares of Zions Common Stock equal to the product (rounded to the nearest whole number) of (x) one and (y) the Exchange Ratio. Except as specifically provided above, following the Effective Time, each share of Unvested Restricted Stock shall otherwise be subject to the same terms and conditions as were applicable to such shares immediately prior to the Effective Time.

3.05. Dissenting Shareholders.

(a) Each Dissenting Share shall not be converted into or represent a right to receive the Per Share Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by Article 5.11 of the BCA. Amegy shall give Zions prompt notice upon receipt by the Amegy of any demand for payment pursuant to Articles 5.11 and 5.12 of the BCA and of withdrawals of such notice and any other instruments provided pursuant to applicable law (any stockholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and Zions shall have the right to participate in all negotiations and proceedings with respect to any such demands. Any payments made in respect of Dissenting Shares shall be made by Zions.

(b) If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his or her right to dissent under Article 5.11 of the BCA at or prior to the Effective Time, each of such holder’s shares of Amegy Common Stock shall be converted into a right to receive the Per Share Consideration in accordance with the applicable provisions of this Agreement.

3.06. Effect on Merger Sub Common Stock. Each share of Merger Sub Common Stock outstanding immediately prior to the Effective Time will remain outstanding.

ARTICLE IV

CONDUCT OF BUSINESS PENDING THE MERGER

4.01. Forbearances of Amegy. Amegy agrees that from the date of this Agreement until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Zions (which consent will not be unreasonably withheld or delayed), it will not, and will cause each of its Subsidiaries not to:

(a) Ordinary Course. Conduct its business and the business of its Subsidiaries other than in the ordinary and usual course or fail to use reasonable best efforts to preserve intact their business organizations and assets and maintain their rights, franchises and authorizations and their existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to impair materially its ability to perform its obligations under this Agreement or to consummate the transactions contemplated hereby.

(b) Operations. Enter into any new material line of business or change its material lending, investment, underwriting, risk, asset liability management or other material banking and operating policies, except as required by applicable law, regulation or policies imposed by any Governmental Authority.

(c) Capital Stock and Other Securities. Other than pursuant to Rights Previously Disclosed and outstanding on the date of this Agreement, (1) issue, sell or otherwise permit to become outstanding (other than pursuant to the Amegy DRIP operating in accordance with the terms thereof now existing and consistent with past practice), or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its stock or any other securities (including long-term debt) or any Rights with respect to its stock or any other securities, or (2) permit any additional shares of its stock to become subject to new grants under the Amegy Stock Plans or otherwise, except issuances of employee or director stock options under the Amegy Stock Plans to individuals other than those employees or directors listed on Schedule 4.01(c), in an aggregate amount not exceeding 100,000 shares of Amegy Common Stock, no more than 25,000 of which may be issued to individuals who are employees of Amegy and its Subsidiaries as of the date hereof.

(d) Dividends, Distributions, Repurchases. (1) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its stock, other than (A) dividends from its wholly owned Subsidiaries to it or another of its wholly owned Subsidiaries (B) regular quarterly dividends on its common stock in an amount not exceeding $0.03 per share (provided, however, that Amegy may increase the amount of its regular quarterly dividends payable in September and December 2005 by an amount not to exceed $0.08 per share of Amegy Common Stock per quarter (each, the “Special Dividend”); provided further that, with respect to the Special Dividend payable with respect to the fourth quarter, such Special Dividend will be paid on or prior to the Effective Time to the extent not previously paid), and (C) required dividends on preferred or trust preferred stock or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock.

(e) Dispositions. Sell, transfer, mortgage, encumber or otherwise dispose of any of its assets, deposits, business or properties, except for sales, transfers, mortgages, encumbrances or other dispositions in the ordinary course of business consistent with past practice and in a transaction that, together with other such transactions, is not material to it and its Subsidiaries, taken as a whole.

(f) Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits, properties, or shares of stock or other securities of any other entity (other than, in the case of the acquisition of stock or other securities, normal balance sheet investments consistent with the ordinary and usual course of business and consistent with past practice).

(g) Constituent Documents. Amend its Constituent Documents.

(h) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory accounting requirements or Section 6.15 herein.

(i) Adverse Actions. Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except as may be required by applicable law or regulation.

(j) Compensation; Employment Agreements; Etc. Enter into, amend, modify or renew any employment, consulting, change in control or similar contract, agreement or arrangement with any director or employee, or grant any salary or wage increase, equity awards or incentive or bonus payments, except (1) to make changes that are required by applicable law, (2) as Previously Disclosed, (3) to grant merit-based or annual salary increases in the ordinary and usual course of business and in accordance with past practice including the timing of such increases (but not to exceed an increase of more than 4.0% in the aggregate over the presently existing levels) or (4) for employment arrangements for, or grants of awards to, newly hired employees in the ordinary and usual course of business consistent with past practice.

(k) Benefit Plans. Enter into, establish, adopt, amend, modify or renew any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement or any trust agreement in respect of any director, officer or employee or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder, except (1) as may be required by applicable law, (2) as Previously Disclosed or (3) amendments that do not increase benefits or result in increased administrative costs.

(l) Capital Expenditures. Make any capital expenditure or commitments with respect thereto in an amount in excess of $1,000,000 with respect to any item or project or in the aggregate with respect to any related items or projects, except as have been previously committed prior to the date hereof.

(m) New Offices, Office Closures, etc. Close or relocate any offices at which business is conducted or open any new offices or ATM’s, except as Previously Disclosed and, as to ATMs, changes occurring in the ordinary course of business consistent with past practice.

(n) Settlements. Settle any material claim, action or proceeding involving any liability for monetary damages in an amount in excess of $100,000, or enter into a settlement agreement containing obligations involving an amount in excess of $100,000.

(o) Taxes. (1) Fail to prepare and file or cause to be prepared and filed in a manner consistent with past practice all Tax Returns (whether separate or consolidated, combined, group or unitary Tax Returns that include Amegy or any of its Subsidiaries) that are required to be filed (with extensions) on or before the Closing Date provided, however, that Zions shall have a reasonable opportunity, beginning at least fifteen (15) days prior to the due date thereof, to review and comment on the form and substance of any Tax Returns relating to U.S. Federal income tax or Texas State franchise tax), or (2) make, change or revoke any material election in respect of Taxes (other than elections made, changed or revoked in the ordinary and usual course of business in a manner consistent with past practice), file any amended Tax Return, adopt or change any material accounting method or period in respect of Taxes, enter into any material closing agreement, settle any material claim or assessment in respect of Taxes, consent to any extension or waiver of any statute of limitation applicable to any material claim or assessment in respect of Taxes or offer or agree to do any of the foregoing or surrender its rights to do any of the foregoing or to claim any refund in respect of Taxes.

(p) Technology Expenditures. Make any capital expenditure or commitment with respect to new technology or technology systems or the acquisition, purchase or lease of computer hardware or equipment in an amount in excess of $500,000 with respect to any item or project or in the aggregate with respect to any related items or projects, except as have been previously committed prior to the date hereof.

(q) Indebtedness. Incur any indebtedness for borrowed money (other than deposits and Federal Funds borrowings or short term borrowings in the ordinary and usual course of business from the Federal Home Loan Bank of Dallas consistent with past practice) or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other person except for bankers acceptances, letters of credit or other similar transactions entered into in the ordinary and usual course of the banking business of Amegy Bank consistent with past practice.

(r) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.02. Forbearances of Zions. Zions agrees that from the date hereof until the Effective Time, except as expressly contemplated by this Agreement or as Previously Disclosed, without the prior written consent of Amegy, it will not, and will cause each of its Subsidiaries not to:

(a) Adverse Actions. Notwithstanding anything herein to the contrary, (1) knowingly take, or knowingly omit to take, any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code or (2) knowingly take, or knowingly omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Article VII not being satisfied in a timely manner, except as may be required by applicable law or regulation.

(b) Commitments. Enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

4.03. Coordination of Dividends. Until the Effective Time, Zions and Amegy will coordinate on the declaration of any dividends or other distributions with respect to Zions Common Stock and Amegy Common Stock and the related record dates and payment dates, it being intended that Amegy shareholders will not receive more than one dividend, or fail to receive one dividend, for any single calendar quarter (except with respect to the Special Dividend) on their shares of Amegy Common Stock (including any shares of Zions Common Stock received in exchange therefor in the Merger).

ARTICLE V

REPRESENTATIONS AND WARRANTIES

5.01. Disclosure Schedules. Before entry into this Agreement, Zions delivered to Amegy a schedule and Amegy delivered to Zions a schedule (respectively, each schedule a “Disclosure Schedule”), setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Sections 5.03, or to one or more of its covenants contained in Article IV; provided that the inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty will not by itself be deemed an admission by a party that such item is material or was required to be disclosed therein.

5.02. Standard. For all purposes of this Agreement, no representation or warranty of Amegy or Zions contained in Section 5.03 (other than the representations and warranties contained in Section 5.03(b), 5.03(c) and 5.03(h)(3)(B), which shall be true in all respects except for de minimus variations) will be deemed untrue, and no party will be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03, has had or is reasonably likely to have a Material Adverse Effect with respect to Amegy or Zions, as the case may be.

5.03. Representations and Warranties. Except as Previously Disclosed, Amegy hereby represents and warrants to Zions, and Zions hereby represents and warrants to Amegy, to the extent applicable, as follows:

(a) Organization, Standing and Authority. It is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b) Amegy Stock. In the case of Amegy:

The authorized capital stock of Amegy consists of 150,000,000 shares of Amegy Common Stock and 1,000,000 shares of Amegy Preferred Stock. As of June 30, 2005, no more than 70,539,070 shares of Amegy Common Stock and no shares of Amegy Preferred Stock were outstanding. As of June 30, 2005, no more than 5,871,375 shares of Amegy Common Stock were issuable upon exercise of Amegy Stock Options under the Amegy Stock Plans, and as of May 31, 2005, no more than 100,739 Phantom Units were outstanding under the Non-Employee Director Deferred Fee Plan of Amegy. As of June 30, 2005, no shares of Amegy Common Stock were issuable upon exercise of any other Rights under the Amegy Stock Plans. The outstanding shares of Amegy Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights). Except as set forth above and except for shares issuable pursuant to the Amegy Stock Plans, there are no shares of Amegy Stock reserved for issuance, Amegy does not have any Rights outstanding with respect to Amegy Stock, and Amegy does not have any commitment to authorize, issue or sell any Amegy Stock or Rights, except pursuant to this Agreement, outstanding Amegy Stock Options, the Amegy Stock Plans, and the Amegy DRIP. Amegy has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Amegy Stock.

(c) Zions Stock. In the case of Zions:

The authorized capital stock of Zions consists of 350,000,000 shares of Zions Common Stock and 3,000,000 shares of Zions Preferred Stock. As of June 30, 2005, no more than 90,062,647 shares of Zions Common Stock and no shares of Zions Preferred Stock were outstanding. As of June 30, 2005, no more than 6,787,504 shares of Zions Common Stock were subject to Zions Stock Options granted under the Zions Stock Plans. As of June 30, 2005, there were no more than 7,955,575 shares of Zions Common Stock reserved for issuance under the Zions Stock Plans. The outstanding shares of Zions Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights). The shares of Zions Stock to be issued in the Merger have been duly authorized and, if and when issued in the Merger, will be fully paid and nonassessable and not subject to preemptive rights. Except as set forth above, as of the date of this Agreement, there are no shares of Zions Stock reserved for issuance, Zions does not have any Rights issued or outstanding with respect to Zions Stock, and Zions does not have any commitment to authorize, issue or sell any Zions Stock or Rights, except pursuant to this Agreement, outstanding Zions Stock Options, the Zions Stock Plans, the Zions Rights Agreement and the Zions DRIP. As of the date of this Agreement, Zions has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Zions Stock.

(d) Significant Subsidiaries. (1) (A) It owns, directly or indirectly, all the outstanding equity securities of each of its Significant Subsidiaries free and clear of any Liens, (B) no equity securities of any of its Significant Subsidiaries are or may become required to be issued (other than to it or its wholly owned Subsidiaries) by reason of any Right or otherwise, (C) there are no contracts, commitments, understandings or arrangements by which any of such Significant Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Significant Subsidiaries (other than to it or its wholly-owned Subsidiaries), (D) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities, (E) all the equity securities of each Significant Subsidiary held by it or its Subsidiaries have been duly authorized and are validly issued and outstanding, fully paid and nonassessable (except as provided in 12 U.S.C. § 55 or comparable state laws in the case of bank Subsidiaries), and (F) each Significant Subsidiary that is a bank (as defined in the BHC Act) is an “insured bank” as defined in the Federal Deposit Insurance Act and applicable regulations thereunder.

(2) Each of its Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in all jurisdictions where its ownership or leasing of property or its conduct of business requires it to be so qualified.

(e) Power. It and each of its Subsidiaries has the corporate (or comparable) power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate (or comparable) power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(f) Authority. It has duly authorized, executed and delivered this Agreement. Subject only, in the case of Amegy, to receipt of the affirmative vote of the holders of a majority of the outstanding shares of Amegy Common Stock to approve the plan of merger contained in this Agreement, this Agreement and the transactions contemplated hereby have been authorized by all necessary respective corporate action. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

(g) Regulatory Approvals; No Defaults. (1) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by it or any of its Subsidiaries in connection with the execution, delivery or performance by it of this Agreement or to consummate the Merger, except for (A) filings of applications and notices with, receipt of approvals or nonobjections from, and expiration of related waiting periods required by federal and state banking authorities, including applications and notices under the BHC Act and an application to the Texas State Banking Department, (B) filing of notices, and expiration of the related waiting period, under the HSR Act, (C) filing of the Registration Statement and Proxy Statement with the SEC, and declaration by the SEC of the Registration Statement’s effectiveness under the Securities Act, (D) receipt of the applicable shareholder approval described in Section 5.03(f), (E) the filing of the Articles of Merger and the issuance of the Certificate of Merger, and (F) such filings with applicable securities exchanges to obtain the authorizations for listing contemplated by this Agreement.

(2) Subject to receipt of the consents and approvals referred to in the preceding paragraph, and the expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien or any acceleration of remedies, penalty, increase in material benefit payable or right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its Subsidiaries or to which it or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, its Constituent Documents or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(3) As of the date of this Agreement, it is not aware of any reason why the necessary regulatory approvals and consents will not be received in order to permit consummation of the Merger on a timely basis.

(h) Financial Reports and Regulatory Filings; Material Adverse Effect. (1) Its Annual Reports on Form 10-K for the fiscal years ended December 31, 2002, 2003 and 2004, and all other reports, registration statements, definitive proxy statements or information statements filed by it or any of its Subsidiaries subsequent to December 31, 2001 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed (collectively, its “Regulatory Filings”) with the SEC as of the date filed, (A) were timely filed and complied in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the statements of financial position contained in or incorporated by reference into any such Regulatory Filing (including the related notes and schedules) fairly presented in all material respects its financial position and that of its Subsidiaries as of the date of such statement, and each of the statements of income and changes in shareholders’ equity and cash flows or equivalent statements in such Regulatory Filings (including any related notes and schedules thereto) fairly presented in all material respects, the results of operations, changes in shareholders’ equity and changes in cash flows, as the case may be, of it and its Subsidiaries for the periods to which those statements relate, in each case in accordance with GAAP consistently applied during the periods involved, except in each case as may be noted therein, and subject to normal year-end audit adjustments and as permitted by Form 10-Q in the case of unaudited statements.

(2) Since December 31, 2004, it and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

(3) Since December 31, 2004, (A) it and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance exists or has arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), has had or is reasonably likely to have a Material Adverse Effect with respect to it.

(i) Litigation. Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, (without giving effect to any amendment filed after the date of this Agreement), there is no suit, action, investigation, audit or proceeding (whether judicial, arbitral, administrative or other) pending or, to its knowledge, threatened against or affecting it or any of its Subsidiaries, nor is there any judgment, decree, injunction, rule or order of any governmental entity or arbitration outstanding against it or any of its Subsidiaries.

(j) Regulatory Matters. Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 or its Quarterly Report on Form 10-Q for the quarter ended March 31, 2005 (without giving effect to any amendment filed after the date of this Agreement), neither it nor any of its Subsidiaries is subject to, has been advised or has reason to believe that it is reasonably likely to become subject to, any written order, decree, agreement (including an agreement under Section 4(m) of the BHC Act), memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, or adopted any extraordinary board resolutions at the request of, any Governmental Authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits or the supervision or regulation of it or any of its Subsidiaries, nor has any Governmental Authority advised it in writing or, to the knowledge of its executive officers, otherwise that it is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding or extraordinary supervisory letter or any such board resolutions, nor, to its knowledge, has any Governmental Authority commenced an investigation in connection therewith. In the case of Zions, it is a financial holding company, as defined in Section 2(p) of the BHC Act, and is not subject to an agreement under Section 4(m) of the BHC Act.

(k) Compliance with Laws. Except as set forth in its Annual Report on Form 10-K for the fiscal year ended December 31, 2004 or its Quarterly Report on

Form 10-Q for the quarter ended March 31, 2005, (without giving effect to any amendment filed after the date of this Agreement), it and each of its Subsidiaries:

(1) conducts its business in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses;

(2) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to its knowledge, no suspension or cancellation of any of them is threatened;

(3) has received, since December 31, 2000, no written notification from any Governmental Authority (A) asserting that it or any of its Subsidiaries is not in compliance with any of the statutes, regulations or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit or governmental authorization; and

(4) is in compliance with all applicable listing standards of the NASDAQ.

(l) Material Contracts; Defaults. (1) Except for those agreements and other documents filed as exhibits to its Annual Report on Form 10-K for the fiscal year ended December 31, 2004, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (A) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K, or (B) that restricts in any material respect the conduct of business by it or any of its Subsidiaries or its or their ability to compete in any line of business.

(2) Neither it nor any of its Subsidiaries is in default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits (including those contracts, agreements, arrangements, leases, insurance policies or other instruments referenced or identified in subsection (1) above), and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

(m) Employee Benefit Plans. (1) All of its Benefit Arrangements are Previously Disclosed, other than those Benefit Arrangements that are not material. True and complete copies of all Benefit Arrangements, including, but not limited to, any trust instruments and insurance contracts forming a part of any Benefit Arrangements, and all amendments thereto, have been made available to the other party.

(2) All of its Benefit Arrangements, other than “multiemployer plans” within the meaning of Section 3(37) of ERISA, are in substantial compliance with ERISA, the Code and other applicable laws. Each of its Benefit Arrangements which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (“Pension Plan”), and which is intended to be qualified under Section 401(a) of the Code, has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in revocation of any such favorable determination letter or which would result in material costs under the Internal Revenue Service’s Employee Plans Compliance Resolution System. There are no pending actions, suits or claims (other than routine claims for benefits in the ordinary course) or, to its knowledge, threatened litigation relating to its Benefit Arrangements. Neither it nor any of its Subsidiaries has engaged in a non-exempt transaction with respect to any of its Benefit Arrangements that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its Subsidiaries to a material tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(3) No liability under Subtitle C or D of Title IV of ERISA has been or is reasonably expected to be incurred by it or any of its Subsidiaries with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). None of it, any of its Subsidiaries or any of its ERISA Affiliates has contributed to a “multiemployer plan”, within the meaning of Section 3(37) of ERISA, at any time within the last six years. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, other than pursuant to Pension Benefit Guaranty Corporation Reg. Section 4043.66, has been required to be filed for any of its Pension Plans or by any of its ERISA Affiliates within the 12-month period ending on the date hereof.

(4) All contributions required to be made under the terms of any of its Benefit Arrangements have been timely made or have been reflected on its consolidated financial statements included in its Regulatory Filings. None of its Pension Plans or any single-employer plan of any of its ERISA Affiliates has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and none of its ERISA Affiliates has an outstanding funding waiver. Neither it nor any of its Subsidiaries has provided, or is required to provide, security to any of its Pension Plans or to any single-employer plan of any of its ERISA Affiliates pursuant to Section 401(a)(29) of the Code.

(5) Neither it nor any of its Subsidiaries has any obligations for retiree health and life benefits under any Benefit Arrangement or collective bargaining agreement. Either it or its Subsidiaries may amend or terminate any such retiree health or life plan at any time without incurring any liability thereunder other than in respect of claims incurred prior to such amendment or termination.

(6) Neither its execution of this Agreement, the consummation of the transactions contemplated hereby nor shareholder approval of the transactions covered by this Agreement will (A) entitle any of its employees or any employees of its Subsidiaries to severance pay or any increase in severance pay, (B) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of its Benefit Arrangements, (C) cause any amounts payable to its employees to be non-deductible under Section 280G of the Code or (D) entitle any of its employees to a gross-up for any Taxes which may be imposed under Section 4999 of the Code.

(n) Taxes. (1) All Tax Returns that are required to be filed (taking into account any extensions of time within which to file) by or with respect to it and its Subsidiaries have been duly, timely and accurately filed, (2) all Taxes shown to be due on the Tax Returns referred to in clause (1) have been paid in full, (3) all Taxes that it or any of its Subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, to the extent due and payable, and (4) no extensions or waivers of statutes of limitation have been given by or requested with respect to any of its U.S. federal income taxes or those of its Subsidiaries. It has made provision in accordance with GAAP, in the financial statements included in the Regulatory Filings filed before the date hereof, for all Taxes that accrued on or before the end of the most recent period covered by its Regulatory Filings filed before the date hereof. As of the date hereof, neither it nor any of its Subsidiaries has any reason to believe that any conditions exist that could reasonably be expected to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. No Liens for Taxes exist with respect to any of its assets or properties or those of its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with GAAP. Neither it nor any of its Subsidiaries has been a party to any distribution occurring during the two-year period prior to the date of this Agreement in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied, except for distributions occurring among members of the same group of affiliated corporations filing a consolidated federal income tax return. No material deficiencies for Taxes have been claimed, proposed or assessed against it or any of its Subsidiaries in writing by any taxing or other Governmental Authority, and neither it nor any of its Subsidiaries has received any written notice of any potential material claim, proposal or assessment against it or any of its Subsidiaries for any such deficiency for Taxes. There are no pending audits, investigations or claims for or relating to any material liability of it or any of its Subsidiaries in respect of Taxes, and there are no matters under discussion between it or any of its Subsidiaries on the one hand and any Governmental Authority on the other hand with respect to material Taxes. None of its Tax Returns or the Tax Returns of any of its Subsidiaries is currently being examined by any Governmental Authority. Neither it nor any of its Subsidiaries has entered into a closing agreement pursuant to Section 7121 of the Code that requires it to include an item of income in a Tax period ending after the Closing Date. Since December 31, 2001, no written claim has been made by any Governmental Authority with respect to it or any of its Subsidiaries in a jurisdiction where it or such Subsidiary does not file Tax Returns that it or such Subsidiary is or may be subject to taxation by that jurisdiction. Neither it nor any of its Subsidiaries has (i) been a member of an affiliated group (within the meaning of Section 1504 of the Code) or an affiliated, combined, consolidated, unitary, or similar group for state or local Tax purposes, other than the group of which it is the common parent or (ii) any liability for the Taxes of another person (other than it or any of its Subsidiaries) under section 1.1502-6 of the Treasury Regulations (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. Neither it nor any of its Subsidiaries has agreed or is required to include in income for any Tax period ending after the Closing Date any material adjustment under either Section 481(a) or Section 482 of the Code (or an analogous provision of state, local, or foreign law) by reason of a change in accounting method or otherwise. Neither it nor any of its Subsidiaries is a party to any contract, agreement, plan or arrangement relating to allocating or sharing the payment of, indemnity for, or liability for, Taxes with respect to any taxable period. Neither it nor any of its Subsidiaries has any material deferred income reportable for a period ending after the Closing Date but that is attributable to a transaction (e.g., an installment sale) occurring in, or resulting from a change of accounting method for, a period ending on or prior to the Closing Date. Neither it nor any of its Subsidiaries has engaged in any “listed transaction” within the meaning of section 1.6011-4(b)(2) of the Treasury Regulations (or any analogous provision of state law).

(o) Books and Records. Its books and records and those of its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

(p) Takeover Laws and Provisions. It has taken all action required to be taken by it in order to exempt this Agreement and the transactions contemplated hereby from, and this Agreement and the transactions contemplated hereby are exempt from, the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of any state (collectively, “Takeover Laws”), including Part 13 of the BCA. It has taken all action required to be taken by it in order to make this Agreement and the transactions contemplated hereby comply with, and this Agreement and the transactions contemplated hereby do comply with, the requirements of any Articles, Sections or provisions of its Constituent Documents concerning “business combination,” “fair price,” “voting requirement,” “constituency requirement” or other related provisions (collectively, “Takeover Provisions”).

(q) Financial Advisors. None of it, its Subsidiaries or any of their officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder’s fees in connection with the transactions contemplated herein, except that, in connection with this Agreement, Zions has retained Lehman Brothers Inc. as its financial advisor, and Amegy has retained Goldman, Sachs & Co. as its financial advisor, the arrangements with which have been disclosed to Zions prior to the date hereof. As of the date of this Agreement, (1) Amegy has received an opinion of Goldman, Sachs & Co., issued to Amegy, to the effect that the consideration to be paid in the Merger, in combination with the Special Dividend, is fair from a financial point of view to holders of Amegy Common Stock, and (2) Zions has received an opinion of Lehman Brothers Inc., issued to Zions, to the effect that, as of the date of the opinion, the consideration to be paid in the Merger, in combination with the Special Dividend, is fair from a financial point of view to Zions.

(r) Sarbanes-Oxley Act. It is in compliance with the provisions of the Sarbanes-Oxley Act, including Section 404 thereof, and the certifications provided and to be provided pursuant to Sections 302 and 906 thereof are accurate.

(s) Bank Secrecy Act, Anti-Money Laundering and OFAC and Customer Information. It is not aware of, has not been advised of, and has no reason to believe that any facts or circumstances exist, which would cause it or any of its Subsidiaries to be deemed (i) to be operating in violation in any material respect of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the U.S. Department of the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering statute, rule or regulation; or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws and regulations, including, without limitation, in Title V of the Gramm-Leach-Bliley Act of 1999 and the regulations promulgated thereunder, as well as the provisions of the information security program adopted by Amegy Bank and Zions First National Bank pursuant to 12 C.F.R Part 40. It is not aware of any facts or circumstances which would cause it to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner which would cause it or any of its Subsidiaries to undertake any material remedial action. Its board of directors (or where appropriate the board of any of its Subsidiaries) has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with Section 326 of the Patriot Act and such anti-money laundering program meets the requirements in all material respects of Section 352 of the Patriot Act and the regulations thereunder, and it (or such other of its Subsidiaries) has complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations thereunder.

(t) Labor Matters. Neither it nor any of its Subsidiaries is a party to, or is bound by, any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries, pending or, to the best of its knowledge, threatened, nor it is aware, as of the date of this Agreement, of any activity involving it or any of its subsidiaries’ employees seeking to certify a collective bargaining unit or engaging in any other organization activity. There are no charges, administrative proceedings or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to its knowledge, threatened before the Equal Employment Opportunity Commission or any federal, state or local agency or court.

(u) Environmental Matters. There are no proceedings, claims, actions, or investigations of any kind, pending or threatened, in any court, agency, or other governmental authority or in any arbitral body, arising under any Environmental Law; there is no reasonable basis for any such proceeding, claim, action or investigation; there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other governmental authority, imposing liability or obligation under or in respect of any Environmental Law; there are and have been no Materials of Environmental Concern or other conditions at any property (owned, operated, or otherwise used by, or the subject of a security interest on behalf of, it or any of its subsidiaries), and there are no reasonably anticipated future events, conditions, circumstances, practices, plans, or legal requirements, that could give rise to obligations or liabilities under any Environmental Law.

5.04. Representations and Warranties about Merger Sub. Zions and Merger Sub hereby represent and warrant to Amegy as follows:

(a) Organization, Standing and Authority. Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. It is duly qualified to do business and is in good standing in all jurisdictions where its ownership or leasing of property or assets or its conduct of business requires it to be so qualified.

(b) Merger Sub Stock. The authorized capital stock of Merger Sub consists of 1,000 shares of Merger Sub Common Stock. As of July 5, 2005, 1,000 shares of Merger Sub Common Stock were outstanding. The outstanding shares of Merger Sub Common Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and not subject to preemptive rights (and were not issued in violation of any preemptive rights). As of the date of this Agreement, Merger Sub has no commitment to redeem, repurchase or otherwise acquire, or to register with the SEC, any shares of Merger Sub stock.

(c) Power. Merger Sub has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

(d) Authority. Merger Sub has duly authorized, executed and delivered this Agreement, and this Agreement and the transactions contemplated hereby have been authorized by all necessary respective corporate action. This Agreement is its valid and legally binding obligation, enforceable in accordance with its terms (except as enforcement may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles).

ARTICLE VI

COVENANTS

6.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, Zions and Amegy will use reasonable best efforts to take, or cause to be taken, in good faith, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby, and each will cooperate fully with, and furnish information to, the other party to that end.

(b) Zions will execute and deliver, or cause to be executed and delivered, by or on behalf of the Surviving Corporation, at or prior to the Effective Time, one or more supplemental indentures and other instruments required for the due assumption of Amegy’s outstanding debt, guarantees, securities, and (to the extent informed of such requirement by Amegy) other agreements to the extent required by the terms of such debt, guarantees, securities or other agreements.

6.02. Shareholder Approvals. (a) The Amegy Board acted on this Agreement and the plan of merger it contains and adopted resolutions recommending as of the date hereof to Amegy’s shareholders approval of the plan of merger contained in this Agreement and any other matters required to be approved or adopted in order to effect the Merger and other transactions contemplated hereby.

(b) The Zions Board adopted this Agreement and the plan of merger it contains and adopted resolutions approving and authorizing this Agreement and any other matters required in order to effect the Merger and other transactions contemplated hereby.

(c) The Amegy Board will submit to its shareholders the plan of merger contained in this Agreement and any other matters required to be approved or adopted by shareholders in order to carry out the intentions of this Agreement. In furtherance of that obligation, Amegy will take, in accordance with applicable law and its respective Constituent Documents, all reasonable action necessary to convene a meeting of its shareholders (including any adjournment or postponement, the “Amegy Meeting”), as promptly as reasonably practicable, to consider and vote upon approval of the plan of merger as well as any other such matters. The Amegy Board will use reasonable best efforts to obtain from its shareholders a vote approving the plan of merger contained in this Agreement, including a recommendation that its respective shareholders vote in favor of the Merger. However, if the Amegy Board, after consultation with (and based on the advice of) counsel, determines in good faith that the continued recommendation of the plan of merger set forth in this Agreement would result in a violation of its fiduciary duties under applicable law, then in submitting the plan of merger to the Amegy Meeting, the Amegy Board (1) may withdraw or modify its recommendation (any such action constituting a “Change in the Amegy Recommendation”) and (2) shall at Zions’ request, nonetheless submit the plan of merger to its shareholders without such recommendation in the manner contemplated by Article 5.03(C) of the BCA.

(d) The Board of Directors of Amegy shall be permitted to effect a Change in the Amegy Recommendation, only if and to the extent that all of the following conditions are met: (i) the Amegy shareholder approval of the plan of merger contained in this Agreement has not been obtained, (ii) before taking any such action, Amegy promptly gives Zions (orally and in writing) notice advising Zions of the decision of the Board of Directors of Amegy to take such action, including the reasons therefor and, in the event that such decision relates to an Acquisition Proposal, such notice specifies the material terms and conditions of such Acquisition Proposal and identifies the person making such Acquisition Proposal (and Amegy will also promptly give Zions such a notice with respect to any subsequent change to such proposal) and Amegy has given Zions at least three (3) business days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and has negotiated in good faith with Zions with respect to such proposed revisions or other proposal, if any, (iii) if such Change in the Amegy Recommendation relates to an Acquisition Proposal received by Amegy or made directly to Amegy’s shareholders, such Acquisition Proposal constitutes a Superior Proposal; and (iv) Amegy has complied with its obligations set forth in Section 6.06.

6.03. Filings. (a) Zions and Amegy, as to each respectively, will cooperate in ensuring that all filings required under SEC Rules 165, 425 and 14a-12 and all other reports and other filings required to be filed with any other applicable Governmental Authority are timely and properly made, comply in all material respects with all applicable statutes, rules and regulations enforced or promulgated by the Governmental

Authority with which it will be filed, and do not contain any untrue statement of material fact or omit to state a material fact required to be stated therein necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Zions will prepare a registration statement on Form S-4 or other applicable form (the “Registration Statement”) to be filed by Zions with the SEC in connection with the issuance of Zions Common Stock in the Merger. Amegy will prepare the proxy statement and other proxy solicitation materials relating to the approval of the plan of merger (the “Proxy Statement”) and all related documents. Each party will cooperate, and will cause its Subsidiaries to cooperate, with the other party, its counsel and its accountants, in the preparation of the Registration Statement and the Proxy Statement, and, provided that both parties and their respective Subsidiaries have cooperated as required above, Zions agrees to file the Registration Statement with the SEC as promptly as reasonably practicable. Zions will use reasonable best efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof and to maintain the effectiveness of such Registration Statement until the Effective Time. Each party shall cooperate and provide the other party with a reasonable opportunity to review and comment on any amendment or supplement to the Proxy Statement and the Registration Statement prior to filing such with the SEC, and each party will provide the other party with a copy of all such filings with the SEC. Zions also agrees to use reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated hereby. Amegy agrees to furnish to Zions all information concerning Amegy, its Subsidiaries, officers, directors and shareholders as may be reasonably requested in connection with the foregoing.

(b) Zions and Amegy each agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (1) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (2) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of the Amegy Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Zions and Amegy each further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Proxy Statement or the Registration Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Proxy Statement or the Registration Statement.

(c) Zions will advise Amegy, promptly after Zions receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Zions Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

6.04. Press Releases. Zions and Amegy will consult with each other before issuing any press release, written employee communication or other written shareholder communication with respect to the Merger or this Agreement and will not issue any such communication or make any such public statement without the prior consent of the other party, which will not be unreasonably withheld or delayed; provided that a party may, without the prior consent of the other party (but after prior consultation, to the extent practicable in the circumstances), issue such communication or make such public statement as may be required by applicable law or securities exchange rules. Zions and Amegy will cooperate to develop all public communications and make appropriate members of management available at presentations related to the transactions contemplated hereby as reasonably requested by the other party.

6.05. Access; Information. (a) Each of Zions and Amegy agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it will (and will cause its Subsidiaries to) afford the other party, and the other party’s officers, employees, counsel, accountants and other authorized Representatives, such access during normal business hours throughout the period before the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, vendors, personnel and to such other information as the other party may reasonably request and, during such period, it will furnish promptly to the other party (1) a copy of each report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (2) all other information concerning the business, properties and personnel of it as the other may reasonably request. Neither Zions nor Amegy will be required to afford access or disclose information that would jeopardize attorney-client privilege, contravene any binding agreement with any third party, or violate any law or regulation. The parties will make appropriate substitute arrangements in circumstances where the previous sentence applies.

(b) Each party will hold any information which is nonpublic and confidential to the extent required by, and in accordance with, the Confidentiality Agreement.

(c) No investigation by Zions or Amegy of the business and affairs of the other party, pursuant to this Section 6.05 or otherwise, will affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to any party’s obligation to consummate the transactions contemplated hereby.

6.06. Acquisition Proposals. (a) Amegy will not, and will cause its Subsidiaries and its and its Subsidiaries’ officers, directors, agents, advisors, affiliates and any other person acting on their behalf not to, initiate, solicit, encourage or knowingly facilitate inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any Acquisition Proposal, or waive any provision of or amend the terms of the Amegy Rights Agreement, in respect of an Acquisition Proposal; provided that, in the event Amegy receives an unsolicited bona fide Acquisition Proposal after the execution of this Agreement and prior to (but not after) the approval of this plan of merger by the shareholders of Amegy at the Amegy Meeting, and the Amegy Board concludes in good faith that such Acquisition Proposal constitutes a Superior Proposal, Amegy may, and may permit its Subsidiaries and its and its Subsidiaries’ Representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Amegy Board concludes reasonably and in good faith (and based on the advice of counsel) that failure to take such actions would result in a violation of its fiduciary duties under applicable law; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso, it shall have entered into a confidentiality agreement with such third party on terms no less favorable to it than the Confidentiality Agreement; provided, that Amegy shall have given Zions (orally and in writing) at least three (3) business days’ prior written notice of its intent to do so before taking the first of any such actions with any one such person; provided, further, that Amegy and the Board of Directors of Amegy shall keep Zions informed of the status and terms of any such proposals, offers, discussions or negotiations on a prompt basis, including by providing a copy of all material documentation or correspondence relating thereto; and provided, further, that in any event Amegy shall be required to otherwise comply with its obligations under Section 6.02(c). Amegy will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than Zions with respect to any Acquisition Proposal and will use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Amegy will promptly advise Zions following receipt of any Acquisition Proposal and the substance thereof, and will keep Zions apprised of any related developments, discussions and negotiations on a current basis.

(b) Nothing contained in this Agreement shall prevent Amegy or the Amegy Board from complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to an Acquisition Proposal, provided that such Rules will in no way eliminate or modify the effect that any action pursuant to such Rules would otherwise have under this Agreement.

6.07. Affiliate Agreements. Not later than the 15th day before the mailing of the Proxy Statement, Amegy will deliver to Zions a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the Amegy Meeting, deemed to be an “affiliate” of Amegy (each, an “Amegy Affiliate”) as that term is used in Rule 145 under the Securities Act. Amegy will use its reasonable best efforts to cause each person who may be deemed to be a Amegy Affiliate to execute and deliver to Zions and Amegy on or before the date of mailing of the Proxy Statement an agreement in substantially the form attached hereto as Annex 1.

6.08. Takeover Laws and Provisions. Neither party will take any action that would cause the transactions contemplated hereby to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) those transactions from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. Neither party will take any action that would cause the transactions contemplated hereby not to comply with any Takeover Provisions and each of them will take all necessary steps within its control to make those transactions comply with (or continue to comply with) the Takeover Provisions.

6.09. Exchange Listing. Zions will use all reasonable best efforts to cause the shares of Zions Common Stock to be issued in the Merger to be approved for listing on the NASDAQ, subject to official notice of issuance, as promptly as practicable, and in any event before the Effective Time.

6.10. Regulatory Applications. (a) Zions and Amegy and their respective Subsidiaries will cooperate and use all reasonable best efforts to prepare as promptly as possible all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated hereby, (the “Requisite Regulatory Approvals”) as promptly as practicable, and will make all necessary filings in respect of those Requisite Regulatory Approvals as soon as practicable. Each of Zions and Amegy will have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to any third party or any Governmental Authority in connection with the Requisite Regulatory Approvals. In exercising the foregoing right, each of the parties will act reasonably and as promptly as practicable. Each party agrees that it will consult with the other party with respect to obtaining all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated hereby and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

(b) Zions and Amegy will, upon request, furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries with or to any third party or Governmental Authority in connection with the transactions contemplated hereby.

6.11. Indemnification. (a) Following the Effective Time, the Surviving Corporation will indemnify, defend and hold harmless the present and former directors, officers and employees of Amegy and its Subsidiaries (each, an “Indemnified Party”) against all costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or before the Effective Time (including the transactions contemplated hereby), (1) to the same extent as such persons are indemnified or have the right to advancement of expenses pursuant to the Constituent Documents and indemnification agreements, if any, in effect on the date of this Agreement with Amegy and its Subsidiaries, and (2) without limitation of clause (1), to the fullest extent permitted by law.

(b) For a period of six years following the Effective Time, Zions will use all reasonable best efforts to provide director’s and officer’s liability insurance that serves to reimburse the present and former officers and directors of Amegy or any of their respective Subsidiaries (determined as of the Effective Time) (as opposed to Amegy or such Subsidiary) with respect to claims against such directors and officers arising from facts or events occurring before the Effective Time (including the transactions contemplated hereby), which insurance will contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the Indemnified Party as that coverage currently provided by Amegy; provided, however, that Zions shall not be obligated to make annual premium payments for such insurance to the extent such premiums exceed 250% of the premiums paid as of the date hereof by Amegy for such insurance (“Amegy’s Current Premium”), and if such premiums for such insurance would at any time exceed 250% of Amegy’s Current Premium, then Zions shall cause to be maintained policies of insurance which, in Zions’ good faith determination, provide the maximum coverage available at an annual premium equal to 250% of Amegy’s Current Premium; and provided, further, that officers and directors of Amegy or any Subsidiary may be required to make application and provide customary representations and warranties to Zions’ insurance carrier for the purpose of obtaining such insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.11(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify Zions; provided that failure so to notify will not affect the obligations of Zions under Section 6.11(a) unless and to the extent that Zions is actually and materially prejudiced as a consequence.

(d) If Zions or any of its successors or assigns consolidates with or merges into any other entity and is not the continuing or surviving entity of such consolidation or merger or transfers all or substantially all of its assets to any other entity, then and in each case, Zions will cause proper provision to be made so that the successors and assigns of Zions will assume the obligations set forth in this Section 6.11.

(e) The provisions of this Section 6.11 shall survive the Effective Time and are intended to be for the benefit of, and will be enforceable by, each Indemnified Party and his or her heirs and Representatives.

6.12. Employee Matters. (a) During the 18 months after the Effective Time (such date being referred to herein as the “Benefits Transition Date”), Zions shall provide the employees of Amegy and its Subsidiaries as of the Effective Time (the “Covered Employees”) and whose employment continues during such period with employee benefits and compensation plans, programs and arrangements (including base salary, annual bonus opportunities and annual equity grants) no less favorable, in the aggregate, than those provided by Amegy or its Subsidiaries, as the case may be, to such employees immediately prior to the Effective Time. From and after the Benefits Transition Date, Zions shall provide the Covered Employees with employee benefits and compensation plans, programs and arrangements and severance benefits that are substantially identical to those provided to similarly situated employees of Zions and its Subsidiaries. In addition, during the 24 months after the Effective Date, a Covered Employee whose employment is terminated shall be entitled to receive severance payments and benefits under the Amegy severance policy described in Schedule 6.12(a).

(b) From and after the Benefits Transition Date, Zions shall (1) provide all Covered Employees with service credit for purposes of eligibility (including eligibility for retirement), participation, vesting, levels of benefits and benefit accruals, under any employee benefit or compensation plan, program or arrangement adopted, maintained or contributed to by Zions or any of its Subsidiaries in which Covered Employees are eligible to participate, for all periods of employment with Amegy or any of its Subsidiaries (or their predecessor entities) prior to the Effective Time to the extent credited by Amegy for purposes of a comparable plan (provided that there will be no duplication of benefits) and (2) cause any pre-existing conditions, limitations, eligibility waiting periods or required physical examinations under any welfare benefit plans of Zions or any of its Subsidiaries to be waived with respect to the Covered Employees and their eligible dependents, to the extent waived under the corresponding plan (for a comparable level of coverage) in which the applicable Covered Employee participated immediately prior to the Effective Time. If Amegy’s medical and/or dental benefit plans for Covered Employees are terminated in the middle of a plan year, Covered Employees and their dependents who are then participating in a deductible-based medical and/or dental plan sponsored by Amegy will be given credit for deductibles and eligible out-of-pocket expenses incurred towards deductibles and out-of-pocket maximums during the portion of the plan year preceding the termination date in a comparable deductible-based medical and/or dental plan of Zions or any of its Subsidiaries for the Zions benefit plan year that begins with or includes the Benefits Transition Date.

(c) Zions and Amegy shall honor, or cause to be honored, in accordance with their terms, all vested or accrued benefit obligations to, and contractual rights of, employees of Amegy and its Subsidiaries, including any benefits or rights arising as a result of the Merger (either alone or in combination with any other event), which obligations, rights and benefits have been Previously Disclosed.

(d) Zions agrees to expressly assume the agreements and plans set forth in Schedule 6.12(d), except those agreements with individuals who are party to the Employment Agreements. Zions and Amegy hereby agree that the consummation of the transactions contemplated by this Agreement shall constitute a “change in control” for purposes of any Benefit Arrangement for Amegy.

(e) If the Effective Time occurs in 2005, Zions will (A) maintain a bonus plan for the Covered Employees for the remainder of 2005 on the same terms and conditions and pursuant to the same targets and performance measures as were in effect under the Amegy bonus plan for the 2005 calendar year and (B) pay bonuses to the Covered Employees within two and a half months following the end of the 2005 calendar year in an amount equal to the annual bonus earned by the participants for the 2005 calendar year under the bonus plan described in clause (A) above (provided that if the Effective Time occurs after November 1, 2005 but prior to 2006, then the Amegy Compensation Committee may determine the 2005 annual bonus for the Covered Employees in the ordinary course of business consistent with past practice and such bonus amounts will be paid by Zions within two and a half months following the end of 2005; provided further, that such bonuses shall not exceed, in the aggregate, 2.1 times the amount accrued with respect to such bonuses through June 30, 2005 on Amegy’s financial statements, which accrued amount shall not exceed $3.7 million). If the Effective Time occurs in 2006, Amegy shall be permitted prior to the Effective Time to pay 2005 annual bonuses based upon 2005 performance in the ordinary course of business consistent with past practice and to establish a bonus plan for 2006, based upon targets and goals substantially similar to those established for 2005. In addition, in the event the Effective Time occurs in 2006, the Covered Employees will be paid bonus for 2006 in the same manner as bonuses for 2005 would have been calculated as described above had the Effective Time occurred in 2005. Amegy’s performance in respect of calculations made under the bonus plans for the calendar years 2005 and 2006 shall be calculated without taking into account any expenses or costs associated with or arising as a result of transactions contemplated by this Agreement or any nonrecurring charges that would not reasonably expected to have been incurred had the transactions contemplated by this Agreement not occurred, and shall not be subject to reduction or negative discretion by the administrator of the bonus plan.

(f) Notwithstanding anything to the contrary contained in this Section 6.12, Zions shall have no obligations to provide Covered Employees with benefits under or similar to the value sharing plans of Zions and certain of its Subsidiaries. Zions and Amegy agree that the benefits provided under the Employment Agreements satisfy the requirements of paragraphs (a) and (e) of this Section 6.12.

6.13. Notification of Certain Matters. Zions and Amegy will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to the failure of a condition in Article VII.

6.14. Exemption from Liability Under Section 16(b). Assuming that Amegy delivers to Zions the Section 16 Information in a timely and accurate manner, before the Effective Time, the Zions Board, or a committee of “non-employee directors” thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), will reasonably promptly thereafter and in any event before the Effective Time adopt a resolution providing that the receipt by the Amegy Insiders of Zions Common Stock in exchange for shares of Amegy Common Stock, and of options to purchase shares of Zions Common Stock upon conversion of options to purchase shares of Amegy Common Stock, in each case pursuant to the transactions contemplated hereby and to the extent such securities are listed in the Section 16 Information, are approved by the Zions Board or by such committee thereof, and are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act, such that any such receipt will be so exempt.

6.15. Certain Modifications; Restructuring. Amegy shall consult and cooperate with Zions with respect to Amegy’s loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and interest rate risk management and, subject to applicable law, Amegy shall make such modifications or changes to its policies and practices, if any, and shall take such actions with respect to interest rate risk management, at such date prior to the Effective Time, in each case as may be mutually agreed upon (such agreement not to be unreasonably withheld or delayed). Amegy and Zions shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with GAAP, as may be mutually agreed upon. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.15.

ARTICLE VII

CONDITIONS TO THE MERGER

7.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of Zions and Amegy to consummate the Merger is subject to the fulfillment or written waiver by Zions and Amegy before the Effective Time of each of the following conditions:

(a) Shareholder Approval. The plan of merger contained in this Agreement shall have been duly approved by the requisite vote of the shareholders of Amegy.

(b) Regulatory Approvals. All Requisite Regulatory Approvals (1) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and (2) shall not have imposed a condition on such approval that would reasonably be expected, after the Effective Time, to have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries.

(c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and precludes consummation of the Merger. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Authority which prohibits or makes illegal the consummation of the Merger.

(d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and be in effect and no proceedings for that purpose shall have been initiated by the SEC and not withdrawn.

(e) Exchange Listing. The shares of Zions Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

7.02. Conditions to Amegy’s Obligation. Amegy’s obligation to consummate the Merger is also subject to the fulfillment or written waiver by Amegy before the Effective Time of each of the following conditions:

(a) Zions’ Representations and Warranties. The representations and warranties of Zions in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and Amegy shall have received a certificate, dated the Closing Date, signed on behalf of Zions by the Chief Executive Officer or Chief Financial Officer of Zions to that effect.

(b) Performance of Zions’ Obligations. Zions shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Amegy shall have received a certificate, dated the Closing Date, signed on behalf of Zions by the Chief Executive Officer or Chief Financial Officer of Zions to that effect.

(c) Opinion of Tax Counsel. Amegy shall have received an opinion of Sullivan & Cromwell LLP dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, (2) Zions, Merger Sub and Amegy will each be a party to that reorganization within the meaning of Section 368(b) of the Code and (3) no gain or loss will be recognized by shareholders of Amegy who receive shares of Zions Common Stock in exchange for all of their Amegy Common Stock, except with respect to any cash received in lieu of fractional shares. In rendering such opinion, Sullivan & Cromwell LLP will be entitled to receive and rely upon customary certificates and representations of officers of Zions and Amegy.

7.03. Conditions to Zions’ Obligation. Zions’ obligation to consummate the Merger is also subject to the fulfillment, or written waiver by Zions, before the Effective Time of each of the following conditions:

(a) Amegy’s Representations and Warranties. The representations and warranties of Amegy in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date subject to the standard set forth in Section 5.02; and Zions shall have received a certificate, dated the Closing Date, signed on behalf of Amegy by the Chief Executive Officer or Principal Accounting Officer of Amegy to that effect.

(b) Performance of Amegy’s Obligations. Amegy shall have performed in all material respects all obligations required to be performed by it under this Agreement at or before the Effective Time; and Zions shall have received a certificate, dated the Closing Date, signed on behalf of Amegy by the Chief Executive Officer or Principal Accounting Officer of Amegy to that effect.

(c) Opinion of Tax Counsel. Zions shall have received an opinion of Pillsbury Winthrop Shaw Pittman LLP dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that (1) the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code, and (2) Zions, Merger Sub and Amegy will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering such opinion, Pillsbury Winthrop Shaw Pittman LLP will be entitled to receive and rely upon customary certificates and representations of officers of Zions and Amegy.

ARTICLE VIII

TERMINATION

8.01. Termination by Zions or Amegy. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time:

(a) Mutual Agreement. By Zions or Amegy, with the mutual agreement of the other party.

(b) Breach. By Zions or Amegy, upon 60 days’ prior written notice of termination, if there has occurred and is continuing: (1) a breach by the other party of any representation or warranty contained herein, or (2) a breach by the other party of any of the covenants or agreements in this Agreement; provided that (A) (such breach (under either clause (1) or (2)) would entitle the non-breaching party not to consummate the Merger under Article VII, and (B) the terminating party is not itself in material breach of any provision of this Agreement.

(c) Adverse Action. (A) By Zions, if (1) the Amegy Board submits this Agreement (or the plan of merger contained herein) to its shareholders without a recommendation for approval or with special and materially adverse conditions on or qualifications of such approval; or (2) the Amegy Board otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation referred to in Section 6.02; or (3) the Amegy Board recommends to its shareholders an Acquisition Proposal other than the Merger; and (B) by Amegy, if the Amegy Board has authorized Amegy, subject to complying with this Agreement, to enter into a binding written agreement concerning a Superior Proposal; provided that all of the following conditions are met: (i) the Amegy shareholder approval of the plan of merger contained herein has not been obtained, (ii) before taking any such action, Amegy promptly gives Zions (orally and in writing) notice advising Zions of the decision of the Board of Directors of Amegy to take such action, including the reasons therefor and such notice specifies the material terms and conditions of such Acquisition Proposal and identifies the person making such Acquisition Proposal (and Amegy will also promptly give Zions such a notice with respect to any subsequent change to such proposal) and Amegy has given Zions at least three (3) business days after delivery of each such notice to propose revisions to the terms of this Agreement (or to make another proposal) in response to such Acquisition Proposal and has negotiated in good faith with Zions with respect to such proposed revisions or other proposal, if any, (iii) Amegy has complied with its obligations set forth in Section 6.06; and (iv) Amegy makes the payment required by Section 8.04.

(d) Delay. By Zions or Amegy, if the Effective Time has not occurred by the close of business on March 31, 2006; provided that the right to terminate this Agreement under this Section 8.01(d) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, the failure of the Effective Time to occur on or before such date.

(e) Denial of Regulatory Approval, etc. By Zions or Amegy, if (i) there shall be enacted or adopted hereafter any law, rule or regulation that makes consummation of the Merger by such party illegal or otherwise prohibited, or any judgment, injunction, order or decree enjoining Zions or Amegy from consummating the Merger is entered by any Governmental Entity of competent jurisdiction, and such judgment, injunction, order or decree shall become final and non-appealable, or (ii) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated hereby is denied by final, nonappealable action of such Governmental Authority; provided that the right to terminate this Agreement under this Section 8.01(e) shall not be available to any party whose failure to comply with any provision of this Agreement has been the cause of, or materially contributed to, such action.

(f) Amegy Shareholder Approval Not Obtained. By Zions or Amegy, if the approval of the Amegy shareholders at the Amegy Meeting with respect to this plan of merger shall not have been obtained by reason of the failure to obtain the required vote at such meeting.

8.02. Termination by Zions. This Agreement may be terminated, and the Merger may be abandoned, at any time before the Effective Time, by Zions, upon written notice to Amegy, if Amegy shall have breached its obligations under Sections 6.02 or 6.06.

8.03. Effect of Termination and Abandonment. If this Agreement is terminated and the Merger is abandoned, neither party will have any liability or further obligation under this Agreement, except that termination will not relieve a party from liability for any breach by it of this Agreement and except that the first sentence of Section 5.03(p), Section 6.05(b), this Section 8.03, Section 8.04 and Article IX will survive termination of this Agreement.

8.04. Amegy Termination Fee. (a) “Termination Fee” means $60.0 million.

(b) If:

(i) Zions shall terminate this Agreement pursuant to Sections 8.01(c)(A) (unless Amegy has been requested by Zions to submit this Agreement to the shareholders of Amegy notwithstanding the Change in the Amegy Recommendation) or 8.02; or

(ii) Amegy shall terminate this Agreement pursuant to Section 8.01(c)(B); or

(iii) either Amegy or Zions shall terminate this Agreement pursuant to Section 8.01(f) (irrespective of whether Amegy has been requested by Zions to submit this Agreement to the shareholders of Amegy notwithstanding the Change in the Amegy Recommendation) and prior to the Amegy Meeting but after the date hereof an Acquisition Proposal shall have been made known to Amegy (including any of its agents or representatives) and communicated publicly or to any substantial number of shareholders of Amegy or shall have been made directly to the shareholders of Amegy by any person or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal; or

(iv) after the date hereof, an Acquisition Proposal by any person shall have been made known to Amegy (including any of its agents or representatives) and communicated publicly or to any substantial number of shareholders of Amegy or shall have been made directly to the shareholders of Amegy by any person, or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, and thereafter this Agreement is terminated by Amegy or Zions pursuant to Section 8.01(d) or by Zions pursuant to 8.01(b) and the Amegy shareholder approval of this plan of merger shall not theretofore have been obtained;

then in any case as described in clause (i), (ii), (iii) or (iv) Amegy shall pay to Zions (by wire transfer of immediately available funds) (x) one-third of the Termination Fee not later than the second business day following the date of termination of this Agreement and (y) an additional two-thirds of the Termination Fee if and not later than the date an Acquisition Proposal is consummated by Amegy (other than the Merger), as long as such Acquisition Proposal is consummated, or a definitive agreement providing for such Acquisition Proposal is entered into by Amegy, within 12 months after the date of termination of this Agreement; provided, however, that for the purpose of this clause (y), all references in the definition of Acquisition Proposal to “15%” shall instead refer to “a majority.” Amegy acknowledges that the agreements contained in this Section 8.04 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Zions would not enter into this Agreement. Accordingly, if Amegy fails to pay timely any amount due pursuant to this Section 8.04 and, in order to obtain such payment, Zions commences a suit which results in a judgment against Amegy for the amount payable to Zions pursuant to this Section 8.04, Amegy shall pay to Zions its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount so payable at the rate on six (6)-month United States Treasury obligations (as of the date such payment was required to be made pursuant to this Agreement) plus three percent (3%).

ARTICLE IX

MISCELLANEOUS

9.01. Survival. The representations, warranties, agreements and covenants contained in this Agreement will not survive the Effective Time (other than Section 2.06, Article III, Sections 6.05(b), 6.11 and this Article IX).

9.02. Waiver; Amendment. Before the Effective Time, any provision of this Agreement may be (a) waived by the party benefited by the provision, but only in writing, or (b) amended or modified at any time, but only by a written agreement executed in the same manner as this Agreement, except to the extent that any such amendment would violate applicable law or require submission or resubmission of this Agreement or the plan of merger contained herein to the shareholders of Zions or Amegy.

9.03. Counterparts. This Agreement may be executed in one or more counterparts, each of which will be deemed to constitute an original.

9.04. Governing Law; Jurisdiction and Venue; Waiver of Jury Trial. This Agreement is governed by, and will be interpreted in accordance with, the laws of the State of New York applicable to contracts made and to be performed entirely within that State. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of New York and the federal courts of the United States of America located in the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated herein and therein, and hereby waive, and agree to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such documents, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such New York state or federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.06 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

9.05. Expenses. Except as set forth in Section 8.04, each party will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that Zions and Amegy will each bear and pay one-half of the following expenses: (a) the costs (excluding the fees and disbursements of counsel, financial advisors and accountants) incurred in connection with the preparation (including copying and printing and distributing) of the Registration Statement, the Proxy Statement and applications to Governmental Authorities for the approval of the Merger and (b) all listing, filing or registration fees, including, without limitation, fees paid for filing the Registration Statement with the SEC, filing fees for the HSR Act notices and any other fees paid for filings with Governmental Authorities.

9.06. Notices All notices, requests and other communications given or made under this Agreement must be in writing and will be deemed given when personally delivered, facsimile transmitted (with confirmation) or mailed by registered or certified mail (return receipt requested) to the persons and addresses set forth below or such other place as such party may specify by notice.

If to Amegy, to:

Amegy Bancorporation, Inc.

c/o Amegy Bank N. A.

Five Post Oak Park

4400 Post Oak Parkway

Houston, TX 77027

Attention:        Paul B. Murphy, Jr.

                P. Allan Port, Esq.

Facsimile:        (713) 561-0156

with a copy to:

Sullivan & Cromwell LLP

125 Broad Street

New York, New York 10004

Attention:        H. Rodgin Cohen, Esq.

                Mitchell S. Eitel, Esq.

Facsimile:        (212) 558-3588

If to Zions or Merger Sub, to:

Zions Bancorporation

One South Main, Suite 1134

Salt Lake City, UT 84111

Attention:        Mr. Doyle L. Arnold

                Thom Laursen, Esq.

Facsimile:        (801) 524-2129

with copies to:

Pillsbury Winthrop Shaw Pittman LLP
50 Fremont Street
San Francisco, CA 94105
Attention:	Michael J. Halloran, Esq.
Rodney R. Peck, Esq.
Facsimile:	(415) 983-1200

9.07. Entire Understanding; No Third Party Beneficiaries. This Agreement represents the entire understanding of Zions and Amegy regarding the transactions contemplated hereby and supersede any and all other oral or written agreements previously made or purported to be made, other than the Confidentiality Agreement. No representation, warranty, inducement, promise, understanding or condition not set forth in this Agreement has been made or relied on by any party in entering into this Agreement. Except for Section 6.11, which is intended to benefit the Indemnified Parties to the extent stated, nothing expressed or implied in this Agreement is intended to confer any rights, remedies, obligations or liabilities upon any person other than Zions and Amegy.

9.08. Severability. If any provision of this Agreement or the application thereof to any person or circumstance is determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remaining provisions, or the application of such provision to persons or circumstances other than those as to which it has been held invalid or unenforceable, will remain in full force and effect and will in no way be affected, impaired or invalidated thereby, so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination, the parties will negotiate in good faith in an effort to agree upon a suitable and equitable substitute provision to effect the original intent of the parties.

9.09. Alternative Structure. Notwithstanding anything to the contrary contained in this Agreement or the Confidentiality Agreement, before the Effective Time, Zions may revise the structure of the Merger or otherwise revise the method of effecting the Merger and related transactions, provided that (1) such revision does not alter or change the kind or amount of consideration to be delivered to the shareholders of Amegy and the holders of Amegy Stock Options, (2) such revision does not adversely affect the tax consequences to the shareholders of Amegy, (3) such revised structure or method is reasonably capable of consummation without significant delay in relation to the structure contemplated herein, and (4) such revision does not otherwise cause any of the conditions set forth in Article VII not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof). This Agreement and any related documents will be appropriately amended in order to reflect any such revised structure or method.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

ZIONS BANCORPORATION

By:	/s/ Doyle L. Arnold
Name:	Doyle L. Arnold
Title:	Vice Chairman & Chief Financial Officer

INDEPENDENCE MERGER COMPANY, INC.

By:	/s/ Doyle L. Arnold
Name:	Doyle L. Arnold
Title:	President

AMEGY BANCORPORATION, INC.

By:	/s/ Paul B. Murphy
Name:	Paul B. Murphy
Title:	Chief Executive Officer

ANNEX 1

FORM OF AMEGY AFFILIATE LETTER

[•], 2005

Amegy Bancorporation, Inc.

4400 Post Oak Parkway

Houston, TX 77027

Zions Bancorporation

One South Main, Suite 1134

Salt Lake City, UT 84111

Independence Merger Company, Inc.

One South Main, Suite 1134

Salt Lake City, UT 84111

Ladies and Gentlemen:

I have been advised that I may be deemed to be an “affiliate” of Amegy Bancorporation, Inc. (“Amegy”), as that term is defined for purposes of Rule 145 promulgated by the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). I understand that pursuant to the terms of the Agreement and Plan of Merger, dated as of July 5, 2005 (as amended or modified from time to time, the “Merger Agreement”), by and among Amegy, Zions Bancorporation (“Zions”), and Independence Merger Company, Inc. (“Merger Sub”), Amegy plans to merge with and into Merger Sub (the “Merger”) with Merger Sub the surviving corporation. Capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Merger Agreement.

I further understand that as a result of the Merger, I may receive common stock of Zions (the “Zions Common Stock”) in exchange for shares of common stock of Amegy (the “Amegy Common Stock”), or as a result of the exercise of Amegy Stock Options or similar Rights.

I have carefully read this letter and reviewed the Merger Agreement and discussed their requirements and other applicable limitations upon my ability to sell, transfer, or otherwise dispose of Zions Common Stock and Amegy Common Stock, to the extent I felt necessary, with my counsel or counsel for Amegy.

I represent, warrant and covenant with and to Zions that in the event I receive any Zions Common Stock as a result of the Merger:

1. I will not make any sale, transfer, or other disposition of such Zions Common Stock unless (a) such sale, transfer or other disposition has been registered under the Securities Act, (b) such sale, transfer or other disposition is made in conformity with the provisions of

Annex 1, page 1

Rule 145 under the Securities Act, or (c) in the opinion of counsel in form and substance reasonably satisfactory to Zions, or under a “no-action” letter obtained by me from the staff of the SEC, such sale, transfer or other disposition will not violate or is otherwise exempt from registration under the Securities Act.

2. I understand that, except as provided in Section 3.04 of the Merger Agreement, Zions is under no obligation to register the sale, transfer or other disposition of shares of Zions Common Stock by me or on my behalf under the Securities Act or to take any other action necessary in order to make compliance with an exemption from such registration available, except the obligation to file reports pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, as more fully described below.

3. I understand that stop transfer instructions will be given to Zions’ transfer agent with respect to the shares of Zions Common Stock issued to me as a result of the Merger and that there will be placed on the certificates for such shares, or any substitutions therefor, a legend stating in substance:

“The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares represented by this certificate may be transferred only in accordance with the terms of a letter agreement between the registered holder hereof and Zions Bancorporation, a copy of which agreement is on file at the principal offices of Zions Bancorporation.”

4. I understand that, unless transfer by me of the Zions Common Stock issued to me as a result of the Merger has been registered under the Securities Act or such transfer is made in conformity with the provisions of Rule 145(d) under the Securities Act, Zions reserves the right, in its sole discretion, to place the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be offered, sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

I understand and agree that the legends set forth in paragraph 3 or 4 above, as the case may be, will be removed by delivery of substitute certificates without such legend if I deliver to Zions (a) a copy of a “no-action” letter from the staff of the SEC, or an opinion of counsel in form and substance reasonably satisfactory to Zions, to the effect that such legend is not required for purposes of the Securities Act, or (b) evidence or representations reasonably satisfactory to Zions that Zions Common Stock represented by such certificates is being or has been sold in conformity with the provisions of Rule 145(d).

By its acceptance hereof, Zions agrees, for a period of two years after the Effective Time, that it, as the Surviving Corporation, will file on a timely basis all reports required to be filed by

Annex 1, page 2

it pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended, so that the public information provisions of Rule 144(c) promulgated under the Securities Act are satisfied and the resale provisions of Rule 145(d)(1) and (2) promulgated under the Securities Act are therefore available to me in the event I desire to transfer any Zions Common Stock issued to me in the Merger.

By signing this letter agreement, without limiting or abrogating the agreements that I have made as set forth above, I do not admit that I am an “affiliate” of Amegy within the meaning of the Securities Act or the rules and regulations promulgated thereunder, and I do not waive any right that I may have to object to any assertion that I am an affiliate.

This letter agreement shall be governed by and construed in accordance with the laws of the State of New York. This letter agreement shall terminate if and when the Merger Agreement is terminated according to its terms.

Very truly yours,

Name:

Accepted this day of
, 2005.

AMEGY BANCORPORATION, INC.

By:
Name:
Title:

ZIONS BANCORPORATION

By:
Name:
Title:

INDEPENDENCE MERGER COMPANY, INC.

By:
Name:
Title:

Annex 1, page 3